Exhibit 99.1
FOR IMMEDIATE RELEASE
Loudeye to Exit Content Protection Services Business, Reducing Cost Structure
Seattle, WA — December 9, 2005 — Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media solutions, today announced an important step in its effort to focus its business and reduce its cost structure. Loudeye announced that Overpeer, Inc., Loudeye’s wholly-owned content protection subsidiary, has ceased operations effective immediately and will continue to pursue options to maximize the value of its assets.
As a result, Loudeye has reduced its quarterly consolidated cost structure by approximately $1.6 million, or 10%, compared to third quarter 2005 levels. Overpeer expects to incur approximately $200,000 in severance and related payroll costs associated with the closing of its operations, which is expected to be paid during December 2005. In addition, Overpeer may incur additional wind-down costs to terminate property or equipment leases, and other contracts. The cessation of the Overpeer operations may also result in the acceleration of depreciation or amortization or the impairment of certain fixed and intangible assets. Loudeye anticipates that the net assets and results of operations for Overpeer will be presented as discontinued operations in its consolidated financial statements.
“We continue to focus our business on growth opportunities with digital distribution. Our actions to exit content protection services will substantially improve our go-forward cost structure,” said Mike Brochu, Loudeye’s president and chief executive officer.
About Loudeye Corp.
Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world’s largest digital music archive, a broad catalog of licensed digital music and the industry’s leading digital media infrastructure enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.
Forward Looking Statements
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and actual results may differ materially due to risks, such as wind-down costs that differ from original estimates, for example because of unforeseen complexities of moving equipment or terminating contractual obligations; amounts for non-cash charges relating to fixed assets that differ from the original estimates because of the ultimate fair market value of such fixed assets; and other risks set forth in Loudeye’s most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Loudeye assumes no obligation to update the forward-looking statements.
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Media/press (U.S.): Karen DeMarco, mPRm Public Relations for Loudeye, +1 206.323-933-3399, kdemarco@mprm.com
Investor relations: Michael Dougherty, +1 206.832.4000, ir@loudeye.com